EXHIBIT 99.1

NEWS RELEASE

One Tellabs Center	FOR IMMEDIATE RELEASE
1415 West Diehl Road	February 2, 2005
Naperville, Illinois 60563 U.S.A.
Tel: +1.630.798.8800
Fax: +1.630.798.2000	MEDIA CONTACT:
www.tellabs.com	Ariana Nikitas
+1.630.798.2532
ariana.nikitas@tellabs.com

INVESTOR CONTACT:
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Tellabs board authorizes repurchase of up to $300 million in shares

Naperville, Ill. — Tellabs today announced that its Board of Directors has authorized the repurchase of up to $300 million in shares of the company’s outstanding common stock (approximately 9.5% at today’s closing price).

“We believe that the current market price for Tellabs stock does not accurately reflect our long-term prospects,” said Krish Prabhu, Tellabs president and chief executive officer. “With our current cash position, repurchasing shares is a good way for us to enhance stockholder value.”

Repurchases will involve the purchase of common shares from time to time at then prevailing market prices. No assurance is given as to the amount of repurchases to be made or the actual purchase prices.

Tellabs (NASDAQ: TLAB) delivers technology that transforms the way the world communicates™. Tellabs experts design, develop, deploy and support wireless and wireline network solutions. The company’s comprehensive broadband portfolio enables carriers in more than 100 countries to succeed in the new competitive environment. Tellabs is part of the NASDAQ-100 Index. www.tellabs.com.

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Forward-Looking Statements — This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the introduction of new products, the entrance into new markets, the integration of new businesses, the ability to secure necessary resources, the response of customers and competitors, and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

Tellabs®, ®and Technology that Transforms the Way the World Communicates™ are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.